Worthington Enterprises Increases Quarterly Dividend by 12%

COLUMBUS, OHIO (June 24, 2025) – The Worthington Enterprises Inc. (NYSE: WOR) board of directors today declared a quarterly dividend of $0.19 per share, which represents an increase of $0.02 per share or 12% from the prior quarter. The dividend is payable on September 29, 2025, to shareholders of record on September 15, 2025. The Company has paid a quarterly dividend since its initial public offering in 1968.

Worthington Enterprises will hold its quarterly earnings conference call tomorrow at 8:30 a.m. ET. The Company will discuss its fiscal fourth quarter results, which will be released after the market closes this afternoon.

Please click here to register for the June 25 live audio webcast or visit IR.worthingtonenterprises.com. For those unable to listen live, a replay will be available in the Investors section of the Company’s website approximately two hours after the completion of the call and will be archived for one year.

LIVE CONFERENCE CALL DETAILS

Date: Wednesday, June 25, 2025

Webcast Link: https://events.q4inc.com/attendee/393759253

Starting Time: 8:30 a.m. ET

Conference ID: 1777337

Domestic Participants: 888-330-3567

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences. The Company operates with two primary business segments: Building Products and Consumer Products. The Building Products segment includes cooking, heating, cooling and water solutions, architectural and acoustical grid ceilings and metal framing and accessories. The Consumer Products segment provides solutions for the tools, outdoor living and celebrations categories. Product brands within the Worthington Enterprises portfolio include Balloon Time®, Bernzomatic®, Coleman® (propane cylinders), CoMet®, Elgen, Garden Weasel®, General®, HALO™, Hawkeye™, Level5 Tools®, Mag Torch®, NEXI™, Pactool International®, PowerCore™, Ragasco®, Well-X-Trol® and XLite™, among others.

Headquartered in Columbus, Ohio, Worthington Enterprises and its joint ventures employ approximately 6,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Forward-Looking Statements

Statements by Worthington Enterprises that are not limited to historical information constitute “forward-looking statements” under federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from those expected by Worthington Enterprises. Readers should evaluate forward-looking statements in the context of such risks, uncertainties and other factors, many of which are described in Worthington Enterprises’ filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are qualified by the cautionary statements included in Worthington Enterprises’ SEC filings and other public communications. This press release speaks only as of the date hereof. Worthington Enterprises does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

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